            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors of
Smith Barney Municipal Money Market Fund, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated May 27, 2005, on the statement of assets and liabilities, including the schedule of investments, of the Smith Barney Municipal Money Market Fund, Inc. (the "Fund") as of March 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

                                                                    /s/ KPMG LLP
                                                                    ------------
                                                                    KPMG LLP

New York, New York
July 26, 2005